EXHIBIT 99.1

CLINICAL DATA OFFERS TO MERGE WITH MOORE MEDICAL CORP.

NEWTON, MA – February 24, 2004, Clinical Data, Inc. (NASDAQ:CLDA), said today that Israel M. Stein, M.D., Chief Executive officer of the company, has sent a letter to the Board of Directors of Moore Medical Corp. (AMEX: MMD) offering to acquire Moore Medical in a merger with Clinical Data. The full text of Dr. Stein’s letter follows:

February 23, 2004

By Facsimile – (860) 225-4440

The Board of Directors
Moore Medical Corp.
c/o Linda M. Autore, President and CEO
389 John Downey Drive
New Britain, Connecticut 06050

Dear Ms. Autore:

I am offering this letter as another expression of the keen interest of Clinical Data, Inc. ("Clinical Data") in entering into a business combination with Moore Medical Corp. ("Moore Medical"). We are prepared to make an offer of the stock of Clinical Data based upon a fixed ratio of 0.698 shares of the Common Stock, $.01 par value per share of Clinical Data, for each issued and outstanding share of Moore Medical Common Stock, subject to the completion of due diligence satisfactory to Clinical Data, the receipt of all required approvals, and the execution of all transaction agreements. Clinical Data currently has 4,356,839 common shares issued and outstanding (4,536,824 shares on a fully diluted basis). Based upon our companies’ closing prices as reported today by the Nasdaq Market, the value to be offered for Moore Medical would be $15.84 per share, or approximately $50.5 million.

We continue to believe strongly that such a combination would provide substantially greater value to the stockholders of Moore Medical than the value contemplated by Moore Medical’s previously announced acquisition by McKesson Corporation ("McKesson"). In particular, we believe that Clinical Data’s proprietary product line of analyzers and reagents and the product and services offerings and distribution capabilities of our combined companies would result in an enterprise value that is substantially greater than the one-time cash payment contemplated by McKesson’s offer. If a business combination between Clinical Data and Moore Medical is consummated, the current stockholders of Moore Medical would not be deprived of the opportunity to participate in and realize the greater enterprise value that would result therefrom.

We are prepared to enter into a confidentiality agreement with you at the earliest possible time so that both of our legal, financial and investment banking advisors can gain access to all appropriate information about our companies that will be needed to permit us to proceed as expeditiously as possible to a definitive agreement. With this objective in mind, I will contact you this afternoon to arrange for the delivery and execution of the confidentiality agreement at the earliest possible time.

Very truly yours,

CLINICAL DATA, INC.

By: ______________________________
Israel M. Stein, M.D
Pesident and CEO

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Clinical Data, Inc., through its domestic and foreign subsidiaries, focuses on the needs of physician offices and smaller clinical laboratories. The Company provides a complete range of products and consulting services to the growing physician office laboratory market and offers blood chemistry instrumentation and diagnostic assays to clinics and small hospitals worldwide.

Except for any historical information contained in this press release, the matters discussed herein include forward looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. Actual results could differ materially from those expressed in such statements and readers are referred to the Company’s SEC reports and filings, including the Company’s Annual Report on Form 10-KSB filed with the SEC on June 30, 2003 and Amendment No. 1 thereto on Form 10-KSB/A filed with the SEC on July 29, 2003, and the Company’s Quarterly Report on Form 10-QSB for the quarter ended December 31, 2003, filed with the SEC on February 17, 2004.